Exhibit 10.11

IN ADDITION, CERTAIN PERSONALLY IDENTIFIABLE INFORMATION HAS BEEN OMITTED FROM THIS EXHIBIT PURSUANT TO ITEM 601(A)(6) OF REGULATION S-K.

[*****] INDICATES THAT INFORMATION HAS BEEN REDACTED

Lease Agreement

Lessor: Chen Ke (hereinafter referred to as Party A)

Identification number of the lessor (ID number): [*****]

Tenant: Chengdu Shanyou HVAC Engineering Co., Ltd. (hereinafter referred to as Party B)

Identification number of the tenant (Business license number)：[*****]

According to the Contract Law of the People’s Republic of China and relevant laws and regulations, Party A and Party B, on an equal and voluntary basis, enter into this contract regarding the rental of the house by Party A to Party B for use and the rental of the house by Party B.

Article 1 Property Information:

The house leased by Party A to Party B is located at No. 477 Wanxing Road, Wuhou District, Chengdu, with a construction area of 485.12 square meters. The specific location of the house is No. 1110-1118, 11th floor, Unit 1, Building 7, Longxi Center (a total of 9 rooms)

Article 2: Party A shall provide the property certificate, the “Purchase Contract” signed with the real estate developer, or valid proof of rental rights, identity proof, and other documents. Party B shall provide identity proof documents. After verification, both parties can copy the other party’s documents for future reference. All copies are for the purpose of this lease only.

Article 3 Lease Term and Purpose:

1.	The lease term of the house is a total of 60 months, from August 1, 2021 to July 31, 2026, with a rent-free decoration period of 6 months, that is, from August 1, 2021 to January 31, 2022, during which the house rent is waived. Party B is still required to pay property fees, water fees, electricity fees, and other expenses other than the house rent on time during this period.

2.	If Party B requests to renew the lease, it shall notify Party A 15 days before the expiration of the lease term, and both parties shall sign a new lease contract.

3.	Party B shall only lease the house for office use and shall not engage in business activities that violate national laws and regulations; If Party A continues to lease the house after the lease term expires, Party B shall have priority.

Article 4 Rent and Payment Method:

1.	Rent is Twenty four thousand yuan per month_(in figures: ¥24,000.00), rent to be paid quarterly. Party B shall pay rent to Party A on Day 1 each installment. During the lease term, if the rent fluctuates due to market price fluctuations, it shall be determined through separate negotiations between Party A and Party B.

2.	Party B shall pay the first installment of rent before August 1, 2021, in the amount of RMB 72,000.00.

3.	The bank account information of Party A is as follows:

Bank name: [*****]

Account name: [*****]

Bank account: [*****]

Article 5 Rental deposit:

1.	Party B shall pay the rental deposit of twenty-four thousand yuan (in figures: ¥ 24,000.00) to the first party before August 1, 2021.

2.	Upon the expiration of the lease term, if Party B no longer renews the lease, the rental deposit shall be refunded to Party B in full (without interest), in addition to deducting the expenses and rent that should be borne by Party B or the breach of contract compensation liability that Party B shall bear as stipulated in this contract.

Article 6 Delivery of the house and cost bearing:

1.	Party A shall deliver the property to Party B for use on August 1, 2021. When Party A delivers the property, all outstanding debts shall be settled and relevant handover procedures shall be handled. After completion, the delivery shall be deemed to have been completed after both parties accept and sign and hand over the door key.

2.	During the lease period, the property management fees, water and electricity fees, telephone fees, internet access fees, cable TV fees, gas fees, cleaning fees, parking fees, and other related miscellaneous fees incurred by using the property shall be borne by Party B. If there are any unlisted fees, Party A and Party B may negotiate with each other and specify them in the remarks of this contract or sign a supplementary agreement separately.

Article 7 Sublease of the property:

During the lease term, Party B shall not sublet part or all of the property to others (except with the written consent of Party A, but the sublease period shall not exceed the lease term specified in this contract). If Party B fails to sublease the property without authorization as agreed, Party A has the right to terminate the contract and confiscate all the rental deposit. If the sublease causes losses to Party A, Party A shall also be liable for compensation for damages.

Article 8 Responsibilities of both parties:

1.	Party A shall ensure that the delivered property and all ancillary equipment and facilities within the property can achieve the leasing purpose, and ensure that its safety complies with various relevant national laws, regulations, and rules. Party B shall fulfill the obligation of reasonable use of the property and its affiliated equipment and facilities.

2.	During the lease term, Party B shall not change the structure or purpose of the house without authorization, otherwise Party A has the right to confiscate the rental deposit and unilaterally terminate the contract. If Party A or Party B needs to renovate, expand or renovate the property, both parties shall sign a separate written agreement that complies with relevant laws and regulations.

3.	If Party B intentionally defaults on rent, fails to pay relevant fees, or terminates the lease in advance, it shall be deemed as Party B’s breach of contract, and Party A has the right to confiscate the rental deposit. If Party A terminates the contract in advance after receiving the rental deposit from Party B, or if Party A violates other provisions of this contract, it shall be deemed as a breach of contract by Party A. Party B may demand that Party A refund double the rental deposit to Party B.

4.	After the termination or termination of the contract, Party A has the right to reclaim the property, and Party B shall unconditionally move out of the property within 5 days. If Party B refuses to return the property key and move out of the property, Party A has the right to enter the property under the witness of the property management personnel, and it shall be deemed that Party B has waived the ownership of all items stored in the property.

5.	Party A shall collect the payment from Party B, and Party B shall have the right to request the first party to issue a receipt for payment. If the transfer is made, the transfer receipt can serve as proof of delivery of the relevant payment.

6.	If this contract cannot be fulfilled due to force majeure (unforeseeable, unavoidable, insurmountable), this contract shall be automatically terminated, and neither party shall hold the other party responsible. Party A shall refund Party B’s rental deposit (without interest) within three days.

Article 9 Other agreements: During the five-year lease term of this contract, both Party A and Party B shall notify the other party one month in advance of early termination. If Party A fails to notify Party B on time, it shall compensate Party B with double the deposit; If Party B fails to inform Party A on time, the deposit will not be refunded.

Article 10 This contract is made in duplicate, all of which have the same legal effect and shall come into effect after being signed/stamped by both parties. Any disputes arising from or related to this contract may be brought by both parties to the people’s court where the property is located.

Lessor (Party A): /s/ Ke Chen	Lessee (Party B): Chengdu Shanyou
HVAC Engineering Co., Ltd.
[Company seal affixed here]
Entrusted agent (Representative):	Entrusted agent (Representative):
Tel: [*****]	Tel: 028-85597172
Date: August 1, 2021	Date: August 1, 2021